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                                                                      Exhibit 4u

                             CONTRACT SPECIFICATIONS

Contract Number:                            [0123456]

Annuitant:                                  [John Doe]

Age at Issue:                               [35]

Contract Date:                              [September 1, 2006]

Initial Purchase Payment:                   [$25,000]

Maturity Date:                              [September 1, 2061]

Owner(s):                                   [John Doe]

Death Benefit on Contract Date:             [Contract Value]

PURCHASE PAYMENT AND ALLOCATION REQUIREMENTS

     Minimum Subsequent Purchase Payment Transmitted Electronically: [$25]

     Minimum Subsequent Purchase Payment Transmitted Other Than Electronically:
     [$100]

     Minimum Allocation to any one Variable Subaccount: [$20]

     Minimum Allocation to any Fixed Subaccount: [$300]

     Minimum Allocation to the DCA Fixed Account: [$300]

ACCOUNT FEE:
     The Account Fee is [$35] per Contract Year. The Account Fee will be deducted on the first Valuation Date following the last day of each Contract Year. If the Contract is surrendered prior to the last day of a Contract Year, the full Account Fee will be deducted upon the surrender. The Account Fee will be deducted from each Variable Subaccount and any Fixed Subaccount on a pro-rata basis. The Account Fee will be waived for any Contract Year in which the Contract Value equals or exceeds [$100,000] as of the Valuation Date on which the Account Fee would otherwise be deducted. The Account Fee will be waived after [15] Contract Years. The Account Fee will also be waived on and after the Annuity Commencement Date.

VARIABLE ACCOUNT:
     [Lincoln Life Variable Annuity Account H.]


FIXED ACCOUNT:

     Minimum Guaranteed Interest Rate:

     Contract Years 1 through 10: 1.75%

     Contract Years 11 and later: 3.00%

     The Fixed Subaccount:

          [1 - Year Initial Guaranteed Period]

                                       3.1

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MORTALITY AND EXPENSE RISK AND ADMINISTRATIVE CHARGE PRIOR TO THE ANNUITY
COMMENCEMENT DATE.

     We assess a daily charge equal on an annual basis to the percentage shown of the average daily net asset value of each Variable Subaccount. The daily charge will not exceed the percentage shown.

     If, on the Contract Date, one of the below listed Death Benefit Option(s) has been selected, the Mortality and Expense Risk and Administrative Charge will be as indicated for the Death Benefit Option selected.

          Death Benefit Option(s):                         Charges:

          [- Contract Value Death Benefit:                  1.55%]

          [- Guarantee of Principal Death Benefit:          1.60%]

          [- Enhanced Guaranteed Minimum Death Benefit:     1.85%]

          [- Estate Enhancement Death Benefit:              2.05%]

After the Contract Date, the Owner (or spouse who continues the Contract as the Owner) may change at any time to a Death Benefit Option with a lower charge than the Death Benefit Option in effect. Any such change allowed will be effective as of the Valuation Date the request to change the Death Benefit option is received at the Home Office.

MORTALITY AND EXPENSE RISK AND ADMINISTRATIVE CHARGE ON OR AFTER THE ANNUITY COMMENCEMENT DATE: [1.10%]
     The daily charge will not exceed the percentage shown.

BONUS CREDIT:
     The Bonus Credit associated with each Purchase Payment to this Contract will be [3.0%]

PERSISTENCY CREDIT:
     The amount of the Persistency Credit is calculated by multiplying the Contract Value, less any Purchase Payments that have not been invested in this Contract for a minimum of [7] years, by the quarterly Persistency Credit percentage of [0.1125%.]

TRANSFER REQUIREMENTS PRIOR TO THE ANNUITY COMMENCEMENT DATE

     Transfers cannot be made during the first [30] days.

     The amount being transferred may not exceed LNL's maximum amount limit then in effect.

     LNL reserves the right to require a [30] day minimum time period between each transfer.

     Maximum Number of Transfers: [12] per Contract Year, excluding automatic DCA transfers. Transfers in excess of [12] per Contract Year must be authorized by LNL.

     Transfer Fee: A Transfer Fee not to exceed [$50] may be assessed against each transfer after the first [12] transfers made in each Contract Year. The Transfer Fee is deducted from the Variable Subaccounts and any Fixed Accounts from which a transfer is made with each such Variable Subaccount or Fixed Account bearing a pro rata share of the Transfer Fee. A Transfer Fee will not be imposed against transfers made as a part of an automatic transfer program.

Variable Account:
          Minimum Single Transfer Amount from a Variable Subaccount: [$300] Minimum Transfer Amount to a Variable Subaccount: [$300]

     Fixed Account:
          Minimum Single Transfer to a Fixed Subaccount: [$300]
          Minimum Single Transfer to the DCA Fixed Account: [$300]

                                       3.2

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          Minimum Single Transfer Amount from any Fixed Subaccount: [$300]
          Minimum Single Transfer Amount from the DCA Fixed Account: [$300]

     Maximum Percentage Available For Transfer from any Fixed Subaccount: The sum of the percentages transferred from any Fixed Subaccount in any Contract Year, where the percentages are based upon the value of the Fixed Subaccount at the time of the current withdrawal, will be limited to [25%] of the value of the Fixed Subaccount.

     WITHDRAWAL AND SURRENDER REQUIREMENTS:

          Minimum Partial Withdrawal Amount: [$300]

          Contingent Deferred Sales Charge (CDSC): Withdrawals and/or Surrenders will be subject to the CDSC. The CDSC is calculated separately for each Purchase Payment to which a charge applies. However the Owner may withdraw up to the Free Withdrawal Amount during a Contract Year without incurring a CDSC. The remaining value will be subject to the CDSC.

          CDSC applies as follows:

              Number of Contract Anniversaries    CDSC as a percentage of the
               Since a Purchase Payment was        surrendered or withdrawn
                         Invested                      Purchase Payment
              --------------------------------    ---------------------------
                           [None                            [8.5%
                           At Least 1                        8.0%
                           At Least 2                        7.0%
                           At Least 3                        6.0%
                           At Least 4                        5.0%
                           At Least 5                        4.0%
                           At Least 6                        3.0%
                           At Least 7+]                      0.0%]

          Waiver Of Contingent Deferred Sales Charge (CDSC): The withdrawal of a portion of the Contract Value or the surrender of this Contract, prior to the Annuity Commencement Date may be subject to a CDSC, except that such charges do not apply to the following:

               a.   Each withdrawal of the Free Withdrawal Amount.

               b. A surrender or withdrawal of any Purchase Payment received more than 12 months prior to the onset of the "permanent and total disability" of the Owner as defined in section 22(e) of the Code. Permanent and total disability must occur subsequent to the Contract Date and prior to the 65th birthday of the disabled Owner. A waiver of the CDSC will not apply if such surrender or withdrawal is made in connection with a replacement of the Contract.

               c. A surrender or withdrawal of any Purchase Payment received more than 12 months prior to the diagnosis of a terminal illness of the Owner. Diagnosis of the terminal illness must be subsequent to the Contract Date and result in a life expectancy of less than 12 months, as determined by a qualified professional medical practitioner. A waiver of the CDSC will not apply if such surrender or withdrawal is made in connection with a replacement of the Contract.

               d. A surrender or withdrawal of any Purchase Payment received more than 12 months prior to the admittance of the Owner into an accredited nursing home or equivalent health care facility. Admittance in such a facility must be subsequent to the Contract Date and continue for 90 consecutive days prior to the surrender or withdrawal. A waiver of the CDSC will not apply if such surrender or withdrawal is made in connection with a replacement of the Contract.

               e. A surrender or withdrawal as a result of the death of the Owner or Annuitant.

               f. The annuitization of any Purchase Payment received more than 12 months prior to the Annuity Commencement Date.

                                       3.3

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     If a non-natural person is the Owner of the Contract, the Annuitant or
     Joint Annuitant will be considered the Owner of the Contract for purposes of this provision.

     Free Withdrawal Amount: The Free Withdrawal Amount is the greater of:

          a. [10%] of the Contract Value where the percentages are based upon the Contract Value at the time of the current withdrawal, to the extent that the sum of the percentages of the Contract Value withdrawn does not exceed this [10%] maximum; or

          b. [10%] of the total Purchase Payments (excluding any corresponding Bonus Credits) where the percentages are based upon the total Purchase Payments to the Contract at the time of the current withdrawal, to the extent that the sum of the percentages of the Purchase Payments withdrawn does not exceed [10%] maximum.

     The Free Withdrawal Amount does not apply to a surrender of this Contract.

     For purposes of calculating the CDSC on withdrawals, LNL assumes that:

          a. The Free Withdrawal Amount will be withdrawn from Purchase Payments on a "first in-first out" (FIFO) basis.

          b. Prior to the [seventh] anniversary of the Contract Date, any amount withdrawn above the Free Withdrawal Amount during a Contract Year will be withdrawn in the following order:
               1.   from Purchase Payments (FIFO) until exhausted; then
               2.   from Earnings until exhausted; then
               3.   from Bonus Credits.

          c. On or after the [seventh] anniversary of the Contract Date, any amount withdrawn above the Free Withdrawal Amount during the Contract Year will be withdrawn in the following order:
               1. from Purchase Payments (FIFO) to which a CDSC no longer applies until exhausted; then
               2. from Earnings and Persistency Credits, if any, until exhausted; then
               3. from Bonus Credits paid into this Contract at the same time as Purchase Payments to which a CDSC no longer applies until exhausted; then
               4. from Purchase Payments (FIFO) to which a CDSC still applies until exhausted; then
               5. from Bonus Credits paid into this Contract at the same time as Purchase Payments to which a CDSC still applies.

DEATH BENEFIT REQUIREMENTS PRIOR TO THE ANNUITY COMMENCEMENT DATE:

The Owner may select a Death Benefit Option(s) to be effective as of the Contract Date. If no Death Benefit Option is selected, the Guarantee of Principal will be the Death Benefit effective as of the Contract Date.

ANNUITY PAYMENT REQUIREMENTS:

     Determination of the First Annuity Payment Date:

          For 100% Fixed Annuity Payment, the Annuity Payment Date must be at least 30 days after the Annuity Commencement Date. If any portion of the annuity payment will be on a variable basis, the Annuity Payment Date will be 14 days after the Annuity Commencement Date. The Annuity Unit value, if applicable, and Contract Value used to effect annuity payments will be determined as of the Annuity Commencement Date.

     Minimum Annuity Payment Amount: [$50]

     Minimum Guaranteed Interest Rate for the Fixed Annuity Payment: [3.0%]

     Assumed Investment Rate for the Variable Annuity Payment: [3%]

                                       3.4